Exhibit 4.1
(FACE OF NOTE)
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO AT&T INC., OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
AT&T INC.
Floating Rate Notes due 2010
CUSIP NO. 00206R AC 6

ISIN NO. US00206RAC60

No. R-1	$500,000,000
     AT&T Inc., a corporation duly organized and existing under the laws of the State of Delaware formerly known as SBC Communications Inc. (herein called “AT&T”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Five Hundred Million Dollars ($500,000,000) on February 5, 2010 (the “Maturity Date”), and to pay interest on said principal sum from February 6, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 5, May 5, August 5 and November 5 in each year, commencing on May 5, 2007 (each an “Interest Payment Date”) and on the Maturity Date, at an interest rate (“Interest Rate”) equal to the Applicable LIBOR Rate, reset quarterly, plus 10 basis points (0.1%), determined as provided herein, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the 15th day preceding the respective Interest Payment Date (each, a “Regular Record Date”), subject to certain exceptions. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     The Interest Rate for each Interest Period for the Notes will be set on February 5, May 5, August 5 and November 5 of each year, and will be set for the initial Interest Period on February 6, 2007 (each such date an “Interest Rate Reset Date”) until the principal on the Notes is paid or made available for payment (the “Principal Payment Date”). If any Interest Rate Reset Date (other than the initial Interest Rate Reset Date occurring on February 6, 2007) and Interest Payment Date for the Notes would otherwise be a day that is not a LIBOR Business Day, such Interest Rate Reset Date and Interest Payment Date shall be the next succeeding LIBOR Business Day, unless the next succeeding LIBOR Business Day is in the next succeeding calendar month, in which case such Interest Rate Reset Date and Interest Payment Date shall be the immediately preceding LIBOR Business Day.
     “LIBOR Business Day” means any day that is not a Saturday or Sunday and that, in The City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close. “Interest Period” shall mean the period from and including an Interest Rate Reset Date to but excluding the next succeeding Interest Rate Reset Date and, in the case of the last such period, from and including the Interest Rate Reset Date immediately preceding the Maturity Date or Principal Payment Date, as the case may be, to but not including such Maturity Date or Principal Payment Date, as the case may be. If the Principal Payment Date or Maturity Date is not a LIBOR Business Day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Maturity Date, Principal Payment Date or any day thereafter.
     The “Applicable LIBOR Rate” shall mean the rate determined in accordance with the following provisions:
     (i) On the second day on which dealings in deposits in U.S. dollars are transacted in the London interbank market preceding each Interest Rate Reset Date (each such date an “Interest Determination Date”), The Bank of New York (the “Reference Agent”), as agent for AT&T, will determine the Applicable LIBOR Rate which shall be the rate for deposits in U.S. dollars having a maturity of three months, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such Interest Determination Date. “Telerate Page 3750” means the display page so designed on Moneyline Telerate, Inc. (or such other page as may replace that page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If the Applicable LIBOR Rate on such Interest Determination Date does not appear on the Telerate Page 3750, the Applicable LIBOR Rate will be determined as described in (ii) below.
     (ii) With respect to an Interest Determination Date for which the Applicable LIBOR Rate does not appear on the Telerate Page 3750 as specified in (i) above, the Applicable LIBOR Rate will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Reference Agent (the “Reference Banks”) at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. The Reference Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable LIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 one-millionths of a percentage point rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable LIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 one-millionths of a percentage point rounded upwards) of the rates quoted by three major banks in New York City selected by the Reference Agent at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks in New York City selected as aforesaid by the Reference Agent are not quoting as mentioned in this sentence, the relevant Interest Rate for the Interest Period commencing on the Interest Rate Reset Date following such Interest Determination Date will be the Interest Rate in effect on such Interest Determination Date.
     The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for any Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Interest Period.
     The Interest Rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
     The Interest Rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Reference Agent. All calculations made by the Reference Agent shall in the absence of manifest error be conclusive for all purposes and binding on AT&T and the holders of the Notes. So long as the Applicable LIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Reference Agent. In the event that any then acting Reference Agent shall be unable or unwilling to act, or that such Reference Agent shall fail duly to establish the Applicable LIBOR Rate for any Interest Period, or that AT&T proposes to remove such Reference Agent, AT&T shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Reference Agent.
     Any money that AT&T deposits with the Trustee or any Paying Agent for the payment of principal or any interest on this Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to AT&T upon AT&T’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Note will be able to seek any payment to which such Holder may be entitled to collect only from AT&T.
     If the Notes are issued in definitive form, payment of the principal and interest on this Note due at the Maturity Date or upon redemption will be made at the Maturity Date or upon redemption, as the case may be, upon presentation of this Note, in immediately available funds, at the office of The Bank of New York, the Paying and Transfer Agent and Registrar for the Notes, currently located at 101 Barclay Street, New York, New York 10286.
     Payment of interest on this Note due on an Interest Payment Date, other than interest at maturity or upon redemption, may be paid by check mailed to the address of the Holder entitled thereto as such address shall appear in the Note register. Notwithstanding the foregoing, (1) the Depository as Holder of the Notes or (2) a Holder of more than U.S. $5,000,000 in aggregate principal amount of Notes in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Interest Payment Date.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, AT&T Inc. has caused this instrument to be signed in its corporate name, manually or by facsimile, by its duly authorized officers and has caused its corporate seal to be imprinted hereon.

	Dated: February 6, 2007	AT&T INC.

[SEAL]

		By:	/s/ Richard G. Lindner

Richard G. Lindner
Senior Executive Vice President and
Chief Financial Officer

		By:	/s/ Jonathan P. Klug

Jonathan P. Klug
Senior Vice President and Treasurer
Trustee’s Certificate of Authentication

This is one of the Floating Rate Notes
of the series designated herein referred to
in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee
By:	/s/ Mary Lagumina

Authorized Signatory

REVERSE OF NOTE
     This Note is one of a duly authorized issue of debt securities of AT&T of the series specified on the face hereof, issued under and pursuant to an Indenture, dated as of November 1, 1994, between AT&T and The Bank of New York, as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, AT&T and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes will be issued in fully registered form only and in minimum denominations of $2,000 and integral multiples of $1,000.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of AT&T and the rights of the Holders of the Notes under the Indenture at any time by AT&T and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding to waive compliance by AT&T with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of AT&T, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
     Registrar and Paying Agent
     AT&T shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange (“Registrar”) and an office or agency where Notes may be presented for payment or for exchange (“Paying Agent”). AT&T has initially appointed the Trustee, The Bank of New York, as its Registrar and Paying Agent. AT&T may vary or terminate the appointment of any of its paying or transfer agencies, and may appoint additional paying or transfer agencies.
     Payment of Additional Amounts
     AT&T will, subject to certain exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary so that the net payment by AT&T or a Paying Agent of the principal of and interest on this Note to a person that is a United States Alien Holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Notes had no withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
     (1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:
     (a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;
     (b) is or was a citizen or resident or is or was treated as a resident of the United States;
     (c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax; or
     (d) is or was a “10-percent shareholder” of AT&T;
     (2) to any Holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;
     (3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
     (4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by AT&T or a Paying Agent from the payment;
     (5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

     (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;
     (7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or
     (8) in the case of any combination of the above items.
Except as specifically provided herein, AT&T shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.
     “United States Alien Holder” means (a) a nonresident alien individual, (b) a foreign corporation, (c) a foreign partnership or (d) an estate or trust that in either case is not subject to United States federal income tax on a net income basis or income or gain from a Note.
     Redemption Upon a Tax Event
     If (a) AT&T becomes or will become obligated to pay Additional Amounts as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 1, 2007, or (b) a taxing authority of the United States takes an action on or after February 1, 2007, whether or not with respect to AT&T or any of its affiliates, that results in a substantial probability that AT&T will or may be required to pay such Additional Amounts, then AT&T may, at its option, redeem, as a whole, but not in part, the Notes on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. However, AT&T may determine, in its business judgment, that the obligation to pay these Additional Amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No redemption pursuant to (b) above may be made unless AT&T shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that AT&T will or may be required to pay the Additional Amounts and AT&T shall have delivered to the Trustee a certificate, signed by a duly authorized officer stating, that based on such opinion, AT&T is entitled to redeem the Notes pursuant to their terms.
     Further Issues
     AT&T reserves the right from time to time, without notice to or the consent of the Holders of the Notes, to create and issue further notes ranking equally and ratably with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the Notes. Any further notes shall be issued pursuant to a resolution of the board of directors of AT&T, a supplement to the Indenture, or under an officers’ certificate pursuant to the Indenture.
     Notes in Definitive Form
     If (1) an Event of Default has occurred with regard to the Notes represented by this Note and has not been cured or waived in accordance with the Indenture, or (2) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by AT&T within 90 days, AT&T may issue notes in definitive form in exchange for this Note. In either instance, an owner of a beneficial interest in the Notes will be entitled to the physical delivery in definitive form in exchange for this Note, equal in principal amount to such beneficial interest and to have such Notes registered in its name.
     Notes so issued in definitive form will be issued as registered notes in minimum denominations of $2,000 and integral multiples of $1,000, unless otherwise specified by AT&T.
     Notes so issued in definitive form may be transferred by presentation for registration to the Registrar at its New York office and must be duly endorsed by the Holder or the Holder’s attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to AT&T or the Trustee duly executed by the Holder or his attorney duly authorized in writing.
     AT&T may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.
     Default
     In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
     Miscellaneous
     For purposes of the Notes, a Business Day means a Business Day in The City of New York and London.
     No director, officer, employee or stockholder, as such, of AT&T shall have any liability for any obligations of AT&T under this Note, the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

     The Notes are the unsecured and unsubordinated obligations of AT&T and will rank pari passu with all other evidences of indebtedness issued in accordance with the Indenture.
     Notices to Holders of the Notes will be published in authorized newspapers in The City of New York and in London. AT&T is deemed to have given the notice on the date of each publication or, if published more than once, on the date of the first publication.
     Prior to due presentment of this Note for registration of transfer, AT&T, the Trustee and any agent of AT&T or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither AT&T, the Trustee nor any such agent shall be affected by notice to the contrary.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.